Exhibit 10.28

2018 STOCK PLAN FOR

NON-EMPLOYEE DIRECTORS OF RESIDEO TECHNOLOGIES, INC.

AMENDED AND RESTATED RESTRICTED STOCK UNIT AGREEMENT

This AMENDED AND RESTATED RESTRICTED STOCK UNIT AGREEMENT (as amended and restated, this “Agreement”) is entered into effective as of January 6, 2020 (the “Effective Date”) between Resideo Technologies, Inc. (the “Company”) and Niccolo De Masi (“Director”) and amends and restates the terms and conditions of the original Restricted Stock Unit Agreement entered into effective as of November 16, 2018 (the “Original Award Date”) between the Company and Director.

1.

Grant of Award. The Company has granted you 11,157 Restricted Stock Units, as of the Original Award Date, subject to the terms of this Agreement and the terms of the 2018 Stock Plan for non-Employee Directors of Resideo Technologies, Inc. (the “Plan”). The Company will hold the Restricted Stock Units in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.

2.

Rights as a Shareholder. You shall have no rights as a stockholder of the Company with respect to any Shares of Common Stock covered by or relating to the Restricted Stock Units until such Shares are actually delivered to you. For purposes of clarification, you shall not have any voting or dividend rights with respect to the Shares of Common Stock underlying the Restricted Stock Units unless and until such Shares are actually delivered to you.

3.

Dividend Equivalents. Except as otherwise determined by the Committee, in its sole discretion, you will earn Dividend Equivalents in an amount equal to the value of any ordinary cash or Common Stock dividends paid by the Company upon one Share of Common Stock for each unvested Restricted Stock Unit, which may be credited in cash or Common Stock as determined by the Committee in such manner as the Committee may determine from time to time and will be subject to the same vesting provisions as apply to the Restricted Stock Units to which such Dividend Equivalents relate.

4.	Payment Amount. Each Restricted Stock Unit represents one (1) Share of Common Stock.
5.

Vesting. Except in the event of the termination of your directorship due to death, the incurrence of a Disability or an Involuntary Termination (as defined in Section 9), or the occurrence of a Change in Control, the Restricted Stock Units will vest as provided on the attached Vesting Schedule Table (each, a “Scheduled Vesting Date”), which is incorporated into, and made a part of, this Agreement. Each applicable vesting date of all or any portion of this Award, including but not limited to Scheduled Vesting Dates, shall be referred to herein as a “Vesting Date”.

6.

Form and Timing of Payment. Vested Restricted Stock Units will be redeemed solely for Shares. Payment of vested Restricted Stock Units will be made as soon as practicable following the applicable Vesting Date but in no event later than two and one-half (2-1/2) months following the end of the calendar year in which the applicable Vesting Date occurs. As determined by the Company in its sole discretion prior to the vesting date, any fractional Shares may be paid in cash or rounded up or down to the nearest whole Share.

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7.

Termination of Directorship. If you cease to be a director of the Company prior to the final Scheduled Vesting Date for any reason other than your death, Disability or Involuntary Termination, any Restricted Stock Units that have not vested as of the date of the termination of your directorship will immediately be forfeited, and your rights with respect to these Restricted Stock Units will end.

8.

Death or Disability. Prior to the final Scheduled Vesting Date, if you cease to be a director of the Company because of your death or Disability, any vesting restrictions on Restricted Stock Units will lapse, and payment will be made in accordance with Section 6. If you die (i) before the final Scheduled Vesting Date and (ii) on or after an Involuntary Termination, any vesting restrictions on Restricted Stock Units will lapse, and payment will be made in accordance with Section 6. If you are deceased, the Company will make a payment to your estate only after the Committee has determined that the payee is the duly appointed executor or administrator of your estate.

9.

Involuntary Termination.  Prior to the final Scheduled Vesting Date, if you incur an involuntary termination of service pursuant to the terms of that certain Separation Agreement and Release to be entered into by you and the Company (such agreement, the “Separation Agreement” and such involuntary termination of service in accordance with the terms and conditions of this Section 9, an “Involuntary Termination”), and you execute the Separation Agreement in accordance with its terms, then your unvested Restricted Stock Units will continue to vest in accordance with the terms of this Agreement, provided that on each applicable Scheduled Vesting Date you are in compliance with each of the terms and conditions of both this Agreement and the Separation Agreement.

10.

Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control (as defined in the Plan), Restricted Stock Units that have not vested or terminated as of the date of Change in Control will immediately vest.

11.

Withholdings. The Company shall have the power and the right to deduct or withhold, or require you to remit, prior to any issuance or delivery of Shares underlying Restricted Stock Units, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions, and National Insurance Contributions, that are required by law to be withheld as determined by the Company.

12.

Transfer of Award. You may not transfer the Restricted Stock Units or any interest in such Units except by will or the laws of descent and distribution or except as otherwise permitted by Section 12 of the Plan. Any other attempt to dispose of your interest will be null and void.

13.

Restrictions on Payment of Shares. Payment of Shares for your Restricted Stock Units is subject to the conditions that, to the extent required at the time of settlement, (i) the Shares underlying the Restricted Stock Units will be duly listed, upon official notice of redemption, upon the New York Stock Exchange, and (ii) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel for the Company.

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14.	Adjustments. Any adjustments to the Restricted Stock Units will be governed by Section 9 of the Plan.
15.

Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s policy, and are aware of and understand your obligations under applicable securities laws in respect of trading in the Company’s securities. The Company will have the right to recover, or receive reimbursement for, any compensation or profit you realize on the disposition of Shares received for Restricted Stock Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

16.

Plan Terms Govern. The vesting and redemption of Restricted Stock Units, the disposition of any Shares received for Restricted Stock Units, the treatment of gain on the disposition of these Shares, and the treatment of Dividend Equivalents are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control. By accepting the Award, you acknowledge that the Plan and the Plan prospectus, as in effect on the date of this Agreement, have been made available to you for your review.

17.	Personal Data.
a.

By entering into this Agreement, and as a condition of the grant of the Restricted Stock Units, you acknowledge that your personal data is collected, used, and transferred in view of the performance of this Agreement as described in this Section 17, which is to the full extent permitted by and in full compliance with applicable law.

b.

You understand that the Company holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held, details of all Restricted Stock Units or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).

c.

You understand that part or all of your Data may be also collected, used, or held by the Company or its subsidiaries or affiliates (“Affiliates”) for the purposes of managing and administering this award or any previous award/incentive plans. Specifically, your Data is transferred to, and/or collected, used, or held by the Corporate Executive Compensation Department, the Company’s senior executives (e.g., SVP-HR, CEO, Corporate Secretary’s office), the Committee, the Committee’s compensation consultant, and Morgan Stanley. The Company stores your Data for this purpose until the last vesting date described in this Agreement.

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d.

You understand that the Company and its Affiliates will transfer Data among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (the “Data Recipients”).

e.

You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.

f.

You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data or request that any necessary amendments be made to it. To exercise your data privacy rights, refer to the Company’s Data Privacy Global Policy located at https://resideoinc.sharepoint.com/sites/FrontDoor/GlobalPolicyManual/Global%2 0Policy%20Manual/2006%20-%20Data%20Privacy%20-%20LEG%20-%20EN. pdf

g.

As soon as your Data is transferred to a third party Data Recipient (e.g., Morgan Stanley or the Committee’s compensation consultant), (i) the Data Recipient becomes responsible for this Data (as a data controller), (ii) the Data will be subject to the Data Recipient’s privacy statements and notices, (iii) the Company and its Affiliates will no longer be responsible for the transferred Data, and (iv) you should refer to the Data Recipient’s statements and notices about its data protection policies and practices.

18.	Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:
a.	The Company is granting your Restricted Stock Units, and this Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.
b.	The Company may administer the Plan from outside your country of residence and United States law will govern all Restricted Stock Units granted under the Plan.
c.	Benefits and rights provided under the Plan do not constitute regular or periodic payments.

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19.

Limitations. Payment of your Restricted Stock Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf.

20.

Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Stock Units. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Restricted Stock Units. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

21.

Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

22.

Governing Law. The Plan, this Agreement, and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.

23.

Agreement Changes. The Company reserves the right to change the terms of this Agreement and the Plan without your consent to the extent necessary or desirable to comply with the requirements of Section 409A of the Code, the Treasury regulations and other guidance thereunder.

24.

Acknowledgements and Acceptance. You agree that: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Stock Units, and that any prior agreements, commitments or negotiations concerning the Restricted Stock Units are replaced and superseded.

To retain this Award, you must accept it by signing the Agreement below and, by signing this Agreement, you will be deemed to consent to the application of the terms and conditions set forth in this Agreement and the Plan. Return the signed Agreement to Steve Kelly, Chief Human Resources Officer.

/s/ Niccolo De Masi

Niccolo De Masi

January 6, 2020

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Vesting Schedule Table

Scheduled Vest Date	Units Vested (Quantity)
November 16, 2021	5,578
November 16, 2022	5,579

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